EXHIBIT 99.1

FINANCIAL NEWS

LogicVision Reports Fiscal Q4 and FY 2003 Financial Results

New Orders Increase to $11.3 Million

Q4 Revenues Increase 147 Percent

SAN JOSE, Calif. – Jan. 26, 2004 – LogicVision, Inc. (NASDAQ: LGVN), a leading provider of embedded test for integrated circuits and systems, today announced financial results for the full year and fourth quarter of 2003 ended Dec. 31, 2003.

Q4 2003 Results

Revenues for the fourth quarter were $3.7 million, a 147 percent improvement over the $1.5 million reported in the third quarter of 2003.

Net loss for the fourth quarter was $1.7 million, or a loss of $0.11 per share, a 48 percent improvement from a net loss of $3.3 million, or a loss of $0.21 per share in the third quarter.

Gross margin for the fourth quarter was 85 percent, up sharply from 59 percent in the third quarter. This increase in gross margin more closely reflected the company’s business model for its product mix between the higher margin license revenues and the more labor-intensive, lower margin service revenues.

LogicVision ended the fourth quarter with $31.1 million in cash and cash equivalents, short-term investments and marketable securities, with no outstanding bank debt.

New orders booked during the quarter totaled $11.3 million; LogicVision exited the fourth quarter with a record backlog of $18.5 million, including $7.2 million of deferred revenues.

“We are pleased to announce that in the December quarter, in addition to other orders, we signed a multi-million dollar licensing agreement with a leading Asian consumer electronics company. We expect this corporate-wide license will deploy our test solution, LV2004™, to streamline embedded test capabilities into SOC designs and to enable test automation and access at the design, debug and manufacturing test stages on boards and in the field,” said Dr. Vinod Agarwal, executive chairman and chief strategist of LogicVision. “This was the second large contract with a key account that we signed in 2003. We believe it further validates our total solution sales approach and the value-add of LogicVision’s proprietary embedded test technology, which delivers key benefits in yield improvement, quality enhancements, lower cost of test and faster time to market.

“Also in the fourth quarter, we strengthened our management team with the addition of James T. Healy as our president and chief executive officer. We believe his semiconductor industry experience in operations, engineering, sales and marketing will be invaluable as we execute on our key account strategy,” said Dr. Agarwal. “We expect that the greater depth of our management team will also provide me with the opportunity to focus on building strategic partnerships and enhancing our technological leadership.”

Fiscal Year 2003 Results

Fiscal year 2003 revenues were $9.0 million, compared with $15.5 million in 2002. This reflects the strategic shift to focus on larger, multi-year contracts, which often results in longer selling cycles. The net loss in 2003 was $12.0 million compared with a net loss of $8.6 million in 2002. Net loss per share for the year was $0.78, compared with a net loss per share of $0.57 in the prior year.

Gross margin in 2003 was 69 percent, down slightly from 72 percent in the prior year. For the year, total new orders booked were approximately $20 million, compared with $12.9 million in 2002.

Guidance for 2004

“We continue to be encouraged by the success of our key account strategy to win larger, multi-year contracts and by customer enthusiasm for our products. However, selling cycles are often lengthy, customer order timing is not predictable and once an order is booked, there can be a time lag before any revenue recognition takes place,” said James T. Healy, president and CEO of LogicVision. “Fourth quarter bookings were very favorably impacted by one large order, and although we expect future large orders, we do not necessarily expect them to occur on a quarterly basis.

“We believe 2004 revenues will continue to grow as customers currently in qualification stages move to adoption and multi-year contracts. As we build our revenue base and continue to manage our expenses, we expect operating losses to narrow, moving us more quickly to profitability,” said Healy.

First Quarter FY04 (ending Mar. 31, 2004)

•	Revenues for Q1 are expected to be approximately $2.0 million.

•	Net loss for Q1 is expected to be between $2.5 million and $2.75 million, or a loss of $0.16 to $0.18 per share

Conference Call

LogicVision will broadcast its conference call discussion of fourth quarter fiscal 2003 financial results on Monday, Jan. 26 at 2 p.m. Pacific Time. To listen to the call, please dial (773) 756-4600, pass code: LogicVision. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial (402) 220-5070.

The LogicVision financial results conference call will be available via a live web cast on the investor relations section of the company’s web site at http://www.logicvision.com. An archived web cast of the call will be available at http://www.logicvision.com for 12 months.

About LogicVision, Inc.

LogicVision provides proprietary technologies for embedded test that enable the more efficient design and manufacture of complex semiconductors. LogicVision’s embedded test solution allows integrated circuit designers to embed into a semiconductor design test functionality that can be used during semiconductor production and throughout the useful life of the chip. For more information on the company and its products, please visit the LogicVision website at www.logicvision.com.

FORWARD LOOKING STATEMENTS:

Except for the historical information contained herein, the matters set forth in this press release, including statements as to the Company’s progress with customers, expected customer orders and contracts, the features and benefits of the Company’s products, the Company’s strategy, the expected benefits of the Company’s recent addition to its management team, the Company’s expected financial results and condition, including revenues, net loss, operating losses, expenses, and profitability, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the possibility that orders could be cancelled or not renewed, the ability of the Company to negotiate and sign customer agreements and obtain purchase orders, trends in capital spending in the semiconductor industry, the timing and nature of customer orders, the impact of competitive products and alternative technological advances, and other risks detailed in LogicVision’s Form 10-Q for the quarter ended September 30, 2003 and from time to time in LogicVision’s SEC reports. These forward-looking statements speak only as of the date hereof. LogicVision disclaims any obligation to update these forward-looking statements.

LogicVision, Embedded Test and LogicVision logos are trademarks or registered trademarks of LogicVision Inc. in the United States and other countries. All other trademarks and service marks are the property of their respective owners.

Contacts:

Bruce M. Jaffe	Mary McGowan

Vice President & CFO	Account Director

(408) 453-0146	(650) 470-0200

InvestorRelations@logicvision.com	Mary@stapleton.com

– Summary financial data follows –

LOGICVISION, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Revenues:
License	$2,695	$838	$4,740	$10,247
Product	145	—	275	—
Service	872	1,193	3,987	5,308

Total revenues	3,712	2,031	9,002	15,555

Cost of revenues:
License	42	152	186	962
Product	47	—	100	—
Service	467	923	2,480	3,452

Total cost of revenues	556	1,075	2,766	4,414

Gross profit	3,156	956	6,236	11,141

Operating expenses:
Research and development	1,445	1,389	4,971	5,408
Sales and marketing	2,438	2,930	9,556	10,757
General and administrative	1,112	1,021	4,279	4,490

Total operating expenses	4,995	5,340	18,806	20,655

Loss from operations	(1,839)	(4,384)	(12,570)	(9,514)
Interest and other income	121	266	644	1,123

Loss before provision for income taxes	(1,718)	(4,118)	(11,926)	(8,391)
Provision for income taxes	(34)	61	89	113

Net loss	$(1,684)	$(4,179)	$(12,015)	$(8,504)

Net loss per common share, basic and diluted	$(0.11)	$(0.28)	$(0.78)	$(0.57)

Weighted average number of shares outstanding, basic and diluted	15,755	15,177	15,495	15,002

LOGICVISION, INC.

BALANCE SHEETS

(in thousands)

(Unaudited)

	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$15,475	$16,179
Short-term investment	3,782	6,992
Accounts receivable, net	2,756	1,170
Prepaid expenses and other current assets	1,251	1,174

Total current assets	23,264	25,515
Property and equipment, net	922	1,486
Marketable securities	11,801	18,390
Other long-term assets	508	1,134

Total assets	$36,495	$46,525

Total cash and cash equivalents and marketable securities	$31,058	$41,561

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$—	$2,500
Accounts payable	874	1,468
Accrued expenses	1,269	1,339
Deferred revenue, current portion	5,482	3,153

Total current liabilities	7,625	8,460
Deferred revenue	1,719	270

Total liabilities	9,344	8,730
Stockholders’ equity:
Common stock	2	2
Additional paid in capital	97,759	97,341
Deferred stock based compensation	(132)	(1,042)
Accumulated other comprehensive income	135	92
Accumulated deficit	(70,613)	(58,598)

Total stockholders’ equity	27,151	37,795

Total liabilities and stockholders’ equity	$36,495	$46,525